Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

KNOWLEDGE MACHINE INTERNATIONAL, INC.

Pursuant to section 78.390 of the Nevada Revised Statutes, Knowledge Machine International, Inc., a Nevada corporation, hereinafter referred to as the “Corporation,” hereby adopts the following Amendments to its Articles of Incorporation, as amended and restated to date.

1.       The Corporation’s Articles of Incorporation are hereby amended, effective as of October 14, 2016, by deleting Article I thereof in their entirety and replacing them with the following:

ARTICLE I

NAME

            The name of this Corporation (the “Corporation”) shall be:

Dthera Sciences

2.       The Corporation’s Articles of Incorporation are hereby further amended, effective October 14, 2016, to effect a 1-for-5.109375 reverse stock split in the issued and outstanding shares of the Corporation’s common stock (the “Reverse Stock Split”) by adding a new paragraph 2 to Article III captioned “Capital Structure” which states as follows:

       At the close of business on October 17, 2016, the Corporation shall effect a reverse split in its issued and outstanding shares of common stock so that the 118,252,712 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-5.109375 shares basis, and shareholders shall receive one share of the Corporation’s post-split common stock, $0.001 par value, for each 5.109375 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split, and any fractional interests will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders’ equity in the Corporation except for a transfer from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.

3.       The Corporation’s Articles of Incorporation are hereby further amended, effective September 30, 2016, by adding new Section 11 and Section 12 to Article IX captioned “Provisions for Regulation of the Internal Corporate Affairs,” which new Section 11 and Section 12 state as follows:

Section 11:        Acquisition of Controlling Interest; Corporation Not Subject to NRS 78.378 through 78.3793. The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, relating to the acquisition of controlling interest, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

Section 12.       Combinations with Interested Stockholders; Corporation Not Subject to NRS 78.411 through 78.444. The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, relating to combinations with interested stockholders, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

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4.       Except as specifically provided herein, the Corporation’s Articles of Incorporation, as amended through the date of this Certificate of Amendment, shall remain unmodified and shall continue in full force and effect.

5.       This Certificate of Amendment, other than the name change and the reverse stock split provided for herein, shall be effective on September 30, 2016.

6.       The provisions of this Certificate of Amendment relating to the change of the name of the Corporation and to the reverse stock split provided for herein shall be effective on October 14, 2016. Notwithstanding the foregoing, the Corporation’s board of directors may, by resolution, abandon the proposed amendment without further action by the stockholders at any time before the effective date hereof.

7.       By execution hereof, the Corporation’s Chief Executive Officer certifies that the foregoing Certificate of Amendment to Articles of Knowledge Machine International, Inc., was duly authorized and adopted by the Corporation’s board of directors and by the affirmative vote of the holders with the power to vote more than a majority of the outstanding Common Stock that were issued and outstanding on September 21, 2016, with respect to the amendments to Articles III and IX, and on September 27, 2016, with respect to the Amendment to Article I.

Dated as of September 30, 2016.

Knowledge Machine International, Inc.

By /s/ Edward Cox
Edward Cox, CEO

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